Exhibit 10(a)



                                 RESTATEMENT

                                      OF

                                 TRUSTCO BANK

                                    SENIOR

                                INCENTIVE PLAN

              (Formerly, Trustco Bank Executive Incentive Plan)



                               January 1, 2006


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                                 TRUSTCO BANK
                            SENIOR INCENTIVE PLAN

                              Table of Contents

                                                                       Page No.

ARTICLE I, PLAN OBJECTIVES                                                 1
ARTICLE II, ELIGIBILITY FOR PLAN PARTICIPATION                             2
ARTICLE III, PERFORMANCE INCENTIVE FUNDS                                   3
ARTICLE IV, DEVELOPMENT OF PERFORMANCE INCENTIVE FUND                      3
ARTICLE V, DISTRIBUTION OF FUNDS                                           4
ARTICLE VI, PAYMENT OF INCENTIVE AWARDS                                    4
ARTICLE VII, PLAN ADMINISTRATION                                           6


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                                RESTATEMENT OF
                                 TRUSTCO BANK
                            SENIOR INCENTIVE PLAN
              (Formerly, Trustco Bank Executive Incentive Plan)

     WHEREAS, Trustco Bank (herein referred to as the "Bank") maintains the Trustco Bank Executive Incentive Plan (herein referred to as the "Plan"); and

     WHEREAS, the Bank desires to amend the Plan and to restate the Plan in its entirety effective as of January 1, 2006;

     NOW,THEREFORE, the Bank does hereby amend and restate the Plan in its entirety effective as of January 1, 2006, to change the name to Trustco Bank Senior Incentive Plan and so that it shall read as follows:


                                   ARTICLE I

                               PLAN OBJECTIVES

     Section 1.1. The underlying objective of this Plan is to assist the Bank to attract, retain and motivate senior personnel by providing outstanding incentive award opportunities and by linking incentive awards to accomplishment of the Bank's overall business plans and objectives. The senior incentive plan was developed in light of this central objective, as well as the following specific objectives:

     o To foster and reward teamwork, cohesiveness and collaboration among senior officers in the performance of their assigned responsibilities.

     o To clearly identify expected performance levels and to provide a mechanism for evaluating and acknowledging the collective effort.

     o To maximize and focus effectiveness by providing incentives based on a high level of performance.

     o To ensure that the Bank's profit plan is used as an operational plan in the management of the Bank.


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     o    To ensure stability among the Bank's senior executive positions.

     Section 1.2. The Plan is designed to provide participants with the opportunity for annual incentive awards for achievement of objectives as established by the Chief Executive Officer ("CEO") of the Bank. In addition, prior to payment of any annual incentive awards, a suitable return upon assets will be required. Incentive award opportunities, therefore, are contingent upon the attainment of performance targets, as well as a reasonable return on equity. In this manner, the Plan is equitable to both shareholders and the Bank's management team.


                                 ARTICLE II

                      ELIGIBILITY FOR PLAN PARTICIPATION

     Section 2.1. Participation in this Plan is limited to the following employee positions:

     1.   Managers

     2.   Officers and Senior Officers

     3.   Administrative Vice Presidents and Vice Presidents

     Executive officers of the Bank selected for participation in the Trustco Bank Executive Officer Incentive Plan are not eligible to participate in this Plan.

     Section 2.2. Individuals assigned to a position included within the Plan, during the course of a Plan year, will be eligible for receipt of incentive awards even if they are in such positions only part of the year. The incentive awarded to such participants will be prorated based upon the number of months' service in each included position. This rule will also apply in cases where Plan participants are promoted to a higher level position, such promotion to this position would affect the size of the incentive award.


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     Section 2.3. Plan participants who leave the employ of the Bank prior to the end of a Plan year (except in the case of retirement or disability) forfeit all rights to incentive awards accrued during the Plan year in which the termination occurs. Participants terminated because of retirement or disability will receive all incentive awards proportionate to base compensation paid or accrued during the course of the Plan year.


                                 ARTICLE III

                         PERFORMANCE INCENTIVE FUNDS

     Section 3.1. The percentage of the incentive award for a participant for a Plan year (January 1st through December 31st) will be at the discretion of the Chief Executive Officer. The dollar amount of the incentive award is determined by multiplying the participant's base salary for the Plan year by the percentage.


                                  ARTICLE IV

                  DEVELOPMENT OF PERFORMANCE INCENTIVE FUND

     Section 4.1. The profit plan of the Bank for a Plan year is developed and submitted to the Board of Directors for approval prior to the commencement of the year. As part of the profit plan development process, a return on assets shall be included, as well as asset targets, deposit targets and net income objectives.

     The amount of a participant's incentive award for a Plan year shall be determined prior to the end of the year in the sole discretion of the CEO, and such determination shall take into account the Bank's performance in the year just ended against targeted profit and goals in the profit plan and the participant's contribution to such performance. The determination by the CEO shall be final and conclusive.


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                                  ARTICLE V

                            DISTRIBUTION OF FUNDS

     Section 5.1. An amount equal to the incentive award shall be paid in a single sum to Plan participants receiving the same as soon as practicable following the end of the Plan year to which the award is attributable; provided, however, in no event shall the payments be made later than two and half months following the end of the Plan year for which the awards are payable.


                                  ARTICLE VI

                         PAYMENT OF INCENTIVE AWARDS

     Section 6.1. In lieu of the single sum payment of the incentive award, an Administrative Vice President or Vice President may elect on or before December 31st of any year to defer receipt of all or a specific part of the incentive award that he or she may earn the following Plan year. Any such election must be in writing on forms provided by the Bank. In the event of a Plan termination, the amount already deferred by the participant cannot be paid to him until the participant ceases to be in the employ of the Bank and shall be paid in accordance with Section 6.4. The deferral feature of this Plan is an unfunded arrangement providing deferred compensation for a select group of management or highly compensated employees of the Bank and is intended to meet the requirements of The American Job Creation Act of 2004 and to be subject to Internal Revenue Code Section 409A. From its inception through 2005 there will have been no deferrals made under the Plan.


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     Section 6.2. The Bank will maintain general ledger accounts to reflect its liability for deferred incentive awards, supported by memorandum accounts for each Plan participant. The incentive awards deferred will be credited to the Plan participant's deferred compensation account as of the date it would have been payable. A Plan participant's deferred compensation account shall be credited at the end of each calendar quarter with an amount calculated by multiplying the Participant's deferred compensation account as of the first day of the calendar quarter by a rate equal to one-fourth of the greater of
(i) six percent (6%), or (ii) the ten-year U.S. Treasury Bond rate on the last business day of the quarter. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Participant or any other person. To the extent that any person acquires the right to receive payment from the Bank under the Plan such right shall be no greater than the right of any unsecured general creditor of the Bank. This Plan is unfunded and any amounts that become payable hereunder are payable from the general assets of the Bank.

     Section 6.4. In the event a Plan participant ceases to be an employee of the Bank, an amount equal to the entire balance of his deferred incentive account awards, including interest credited thereon, as of end of the month in which his employment ceased shall be paid to the participant in a single sum no later than sixty days following such cessation of employment; provided, however, if such participant is a "specified employee" as defined in Section 409A of the Internal Revenue Code, as amended, ("Code") such amount shall be paid as of the last day of the month which is six months after such participant's termination of employment. The determination of whether a participant ceases to be an employee of the Bank shall be subject to Section 409A of the Code and regulations promulgated thereunder.


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     Section 6.5. Upon the death of a Plan participant, an amount equal to the balance of his account shall be payable to the beneficiary designated by him in the election filed with the Bank by such participant, or if no beneficiary is named, to the trustee of the participant's revocable living trust, and if none, to the trustee of the participant's testamentary trust, and if none, to the personal representative of the participant's estate. Such amount shall be paid on the first business day of the calendar year following the year in which the participant died.

     Section 6.6. The right to receive payment of deferred incentive awards shall not be transferable or assignable by a Plan participant or named beneficiary, except by will. or by the laws of descent and distribution.

     Section 6.7. The Board of Directors reserves the right to amend, suspend or terminate this Plan at any time. However, no amendment, suspension or termination of the Plan may alter or impair any Plan participant's rights previously granted under the Plan without his consent. Any such Amendment shall be effective immediately upon adoption by the Board of Directors.


                                 ARTICLE VII

                             PLAN ADMINISTRATION

     Section 7.1. Overall policy direction shall be provided by the Board of Directors. Plan administration shall be provided by the CEO.

     Section 7.2. During the course of the Plan year, monthly accruals will be established for estimated incentive award payments.

     IN WITNESS WHEREOF, the Bank has caused this Restatement of the Plan to be executed this 20th day of December, 2005.

                                                TRUSTCO BANK

                                                By: /s/ Robert J. McCormick
                                                ---------------------------
                                                Title: President and CEO



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